Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER ANNOUNCES
SALE OF AN ADDITIONAL 2,250,000 COMMON SHARES DUE TO
UNDERWRITERS’ EXERCISE OF OVER-ALLOTMENT OPTION

IRVING, Texas, July 2, 2004, Magnum Hunter Resources, Inc. (NYSE: MHR) announced today that it will issue an additional 2,250,000 common shares pursuant to the underwriters’ exercise of their over-allotment option granted in connection with Magnum Hunter’s principal offering of 15,000,000 shares of Magnum Hunter common stock which closed on June 30, 2004.

The net proceeds, before expenses, to Magnum Hunter will be approximately $22.1 million. Magnum Hunter expects to use the net proceeds from this exercise of the underwriters’ over-allotment option to finance a portion of its pending acquisition of assets from a subsidiary of EnCana Corporation.

Lehman Brothers and Deutsche Bank Securities served as joint book-running managers for the offering. Copies of the prospectus relating to the offering may be obtained from Lehman Brothers Inc. c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, and Deutsche Bank Securities Inc., 60 Wall Street, Fourth Floor, New York, New York 10005.

This press release shall not constitute an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752